Exhibit 99.1

Saban Capital Acquisition Corp. Announces Pricing of $235,000,000 Initial Public Offering

LOS ANGELES—(BUSINESS WIRE)—Saban Capital Acquisition Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 23,500,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “SCACU” beginning September 16, 2016. Each unit consists of one Class A ordinary share and one-half of one warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “SCAC” and “SCACW,” respectively.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, tel: (800) 503-4611; and Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone toll-free at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com.

A registration statement relating to the securities has been declared effective by the SEC on September 15, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Saban Capital Acquisition Corp.

Joel Andryc, 310-557-5146